Exhibit 99.1

Chimera Investment Corporation Declares Dividends, Announces March 31, 2014 Estimated Book Value and Distributes Supplemental Financial Information

  Declares dividend of $0.09 per share for second quarter 2014
  Continues dividend program at $0.09 per share for third and fourth quarter 2014
  Announces March 31, 2014 Estimated GAAP Book Value of $3.27 per common share and Estimated Economic Book Value of $3.01 per common share
  Releases supplemental financial information

NEW YORK--(BUSINESS WIRE)--June 4, 2014--Chimera Investment Corporation (NYSE:CIM) today declared dividends, announced its March 31, 2014 estimated book value and distributed supplemental financial information.

First Quarter 2014 Dividend and Continuation of Dividend Program

The Company announced today that its Board of Directors has declared a second quarter 2014 cash dividend of $0.09 per common share. This dividend is payable July 24, 2014, to common shareholders of record on June 30, 2014. The ex-dividend date is June 26, 2014.

The Board of Directors has also reviewed the dividend program and announced that the Company will continue to pay a dividend of $0.09 per share for each of the third and fourth quarters of 2014.

March 31, 2014 Estimated Book Value

The Company announced today that its estimated March 31, 2014 GAAP book value was $3.27 per share and its economic book value was $3.01 per share, compared to its December 31, 2013 GAAP book value of $3.24 per share and economic book value of $2.82 per share.

Estimated economic book value considers the fair values of only the assets the Company owns or is able to dispose of, pledge, or otherwise monetize, and specifically excludes assets consolidated for GAAP that the Company cannot dispose, pledge or otherwise monetize. The Company's estimate of economic book value has important limitations. Should the Company sell assets in its portfolio, it may realize materially different proceeds from the sale than estimated as of the reporting date.

Recent Activity

The Company released supplemental financial information today which provides supplemental information as of March 31, 2014. As of March 31, 2014, the Company has sold all of its interests in CSMC 2010-12R for approximately $580 million. A portion of the proceeds of this sale were invested in other Non-Agency RMBS securities and the remainder was invested in Agency RMBS securities.

Also, subsequent to March 31, 2014, the Company increased its Agency portfolio by approximately $4 billion, financed primarily by repurchase agreements. From time to time, the Company may add to its Agency and Non-Agency portfolio and may increase leverage to increase net interest income.

Other Information

The Company continues to work diligently to complete the ongoing work towards becoming current on all of its filings required under applicable securities laws. The Company expects to file its first quarter 2014 Form 10-Q no later than mid-July 2014 and its second quarter Form 10-Q in August 2014.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters subsequent to December 31, 2013. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com